Exhibit 99.1

Diedrich Coffee Reports Second Quarter Results

Irvine, California, January 26, 2009—Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced operating results for its second quarter ended December 10, 2008. For the quarter, the Company reported a net loss of $995,000, or $0.18 loss per share, compared to a net loss of $1,159,000, or $0.21 loss per share, for the second quarter of the prior fiscal year.

Year-to-date, the Company reported a net loss of $2,778,000, or $0.51 loss per share, compared to a net loss of $1,429,000, or $0.26 loss per share, for the comparable period in the prior fiscal year. The year-to-date results of the prior fiscal year included an after-tax gain of $767,000, or $0.14 per share, from escrow proceeds received in the first quarter of fiscal year 2008 from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the 2007 fiscal year.

Revenue

Total revenue increased by $3,154,000, or 25.3%, to $15,602,000 for the second quarter of fiscal year 2009 as compared with total revenue of $12,448,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $3,295,000, up 31.8% from the prior year period, franchise revenue decreased $239,000, down 29.8% from the prior year period, and retail sales increased $98,000, up 7.7% from the prior year period. Year-to-date, total revenue increased by $6,726,000, or 32.6%, to $27,334,000 as compared with $20,608,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $7,143,000, up 42.4% from the prior year period, franchise revenue declined $363,000, down 25.3% from the prior year period, and retail sales decreased $54,000, down 2.3% from the prior year period, as compared to the same period of the prior year.

Wholesale revenue increased for the second quarter of fiscal year 2009 by $3,295,000 or 31.8% over the second quarter of fiscal year 2008. For the current quarter wholesale sales to office coffee distributors (“OCS”), specialty retail and foodservice customers increased $3,622,000, or 41.4%, from the prior year quarter, with Keurig “K-cup” sales increasing 48.6% from the prior year quarter. Wholesale sales to franchise locations decreased $327,000, or 20.1%, for the second quarter of the current fiscal year. Year-to-date, wholesale revenue increased $7,143,000 or 42.4% to $23,977,000 from $16,834,000 compared to the same period in the prior fiscal year. Wholesale sales to OCS and foodservice customers increased $7,626,000, or 53.3%, from the same period of the prior year, with Keurig “K-cup” sales increasing 66.3% from the prior year and wholesale sales to franchise locations decreasing $483,000, or 18.7% from the same period of the prior year.

Franchise revenue decreased by $239,000 for the second quarter of the current fiscal year from the prior year period and by $363,000 year-to-date period from the prior year period, primarily due to a net decrease in unit count and negative comparable store sales. Gloria Jean’s continues to be affected by the current economy, factors which contributed in part to the 4.3% negative comparable store sales reported by the Gloria Jean’s franchise system for both the second quarter and the year-to-date period of fiscal year 2009.

Retail sales increased $98,000 for the second quarter of fiscal 2009 from the prior year period and decreased $54,000 year-to-date from the prior year period. E-commerce related sales decreased $21,000, or 4.7% for the second quarter of fiscal year 2009 from the prior year period, and remained relatively flat for the year-to-date period at $744,000 for fiscal 2009 compared to $746,000 for the prior fiscal year.

Costs and Expenses

Cost of sales and related occupancy costs for the second quarter of fiscal year 2009 increased $3,068,000, or 32.8%, to $12,430,000 from $9,362,000 in the prior year period. Cost of sales and related occupancy increased as a percentage of wholesale and retail revenues to 82.7% for the current quarter compared to 80.4% in the prior year period. Year-to-date cost of sales and related occupancy costs increased $6,301,000, or 41.1%, to $12,635,000 from $15,334,000 in the prior year period. Cost of sales and related occupancy increased as a percentage of wholesale and retail revenues to 82.4% for the year to date period compared to 80.0% in the prior year period.

For the year-to-date period, wholesale cost of goods sold increased from 81.4% to 84.1% of wholesale sales in the current year due primarily to the higher percentage of Keurig business in the current year as compared to the prior year period. Occupancy costs decreased $150,000 for the second quarter of fiscal year 2009 and decreased $231,000 for the year-to-date period compared to the prior year period. This decrease resulted primarily from a decrease in franchise rent expense associated with closed stores.

Operating expenses for the second quarter of fiscal year 2009 decreased $367,000, or 15.6%, to $1,979,000 from $2,346,000 for the prior year period and decreased as a percentage of total revenue to 12.7% in the second quarter of the current fiscal year from 18.8% in the second quarter of last year. Year-to-date, operating expenses decreased $745,000, or 16.3%, to $3,833,000 from $4,578,000 for the prior year period and decreased as a percentage of total revenue to 14.0% in the current fiscal year from 22.2% in the prior year period. The decrease for the current year-to-date period is due primarily to decreases in overhead costs associated with the wholesale and franchise operations.

For the second quarter of fiscal year 2009, general and administrative expenses decreased $104,000 and decreased as a percentage of revenues to 10.2% in the current year quarter from 13.6% in the second quarter of the prior year. Year-to-date, general and administrative expenses increased $323,000 and as a percentage of revenues decreased to 12.7% in the current year from 15.3% in the same period of the prior year. For the current year-to-date period, the increase of $323,000 resulted primarily from an increase in compensation costs and legal fees.

Discontinued Operations

Income from Discontinued Operations for the year-to-date period of the prior fiscal year was $767,000, or $0.14 per share, and was the result of the escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the 2007 fiscal year.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through more than 900 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of December 10, 2008, the Company’s 114 retail outlets, the majority of which are franchised, are located in 25 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008. Except where required by law, the Company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

OPERATIONS DATA (unaudited):

	Twelve Weeks Ended December 10, 2008	Twelve Weeks Ended December 12, 2007	Twenty-Four Weeks Ended December 10, 2008	Twenty-Four Weeks Ended December 12, 2007
Wholesale revenue	$13,665	$10,370	$23,977	$16,834
Franchise revenue	564	803	1,069	1,432
Retail sales	1,373	1,275	2,288	2,342

Total net revenue	15,602	12,448	27,334	20,608

Cost of sales and related occupancy costs	12,430	9,362	21,635	15,334
Operating expenses	1,979	2,346	3,833	4,578
Depreciation and amortization	407	280	744	532
General and administrative expenses	1,590	1,694	3,472	3,149
Gain on asset disposals	(4)	(6)	(10)	(7)

Total costs and expenses	16,402	13,676	29,674	23,586

Operating loss from continuing operations	(800)	(1,228)	(2,340)	(2,978)
Interest income (expense) and other income, net	(191)	(69)	(434)	242

Loss from continuing operations before income tax provision (benefit)	(991)	(1,159)	(2,774)	(2,736)
Income tax provision (benefit)	4	—	4	(540)

Loss from continuing operations	(995)	(1,159)	(2,778)	(2,196)
Gain on sale of discontinued operation, net of tax	—	—	—	767

Net loss	$(995)	$(1,159)	$(2,778)	$(1,429)

Basic net income (loss) per share:
Loss from continuing operations	$(0.18)	$(0.21)	$(0.51)	$(0.40)

Income from discontinued operations, net	$—	$—	$—	$0.14

Net loss per share-basic	$(0.18)	$(0.21)	$(0.51)	$(0.26)

Weighted average and equivalent shares outstanding:
Basic and diluted	5,468	5,448	5,468	5,448

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

(in thousands, except stores data)

	December 10, 2008 (unaudited)	June 25, 2008
Cash	$1,610	$670
Accounts receivable, net	4,449	5,015
Inventories	5,603	4,652
Other assets	12,301	12,399

Total assets	$23,963	$22,736

Accounts payable	$6,382	$5,169
All other current liabilities	7,516	7,148
Other liabilities	1,889	677
Total stockholders’ equity	8,176	9,742

Total liabilities and stockholders’ equity	$23,963	$22,736

Total retail stores (Company and franchise, all brands)	114	123